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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 2005, (except Note 15, as to which date is March 11, 2005) in the Registration Statement (Form S-1 No. 333-121528) and related Prospectus of Fastclick, Inc. for the registration of shares of its common stock.

ERNST & YOUNG LLP
Los Angeles, CA

        The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 15 to the financial statements.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 14, 2005

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM